As filed with the Securities and Exchange Commission on February 10, 2026

Registration Nos. 333-149893,

333-167508, 333-194367 and 333-252998

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HILLENBRAND, INC.

(Exact name of registrant as specified in its charter)

Indiana	26-1342272
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Batesville Boulevard Batesville, Indiana	47006
(Address of Principal Executive Offices)	(Zip Code)

Hillenbrand, Inc. Stock Incentive Plan

Hillenbrand, Inc. Stock Incentive Plan (As of February 24, 2010)

Amended and Restated Hillenbrand, Inc. Stock Incentive Plan

Hillenbrand, Inc. Board of Directors’ Deferred Compensation Plan

Hillenbrand, Inc. Executive Deferred Compensation Program

(Full title of the plan)

Nicholas R. Farrell

Senior Vice President, General Counsel and Secretary

Hillenbrand, Inc.

One Batesville Boulevard

Batesville, Indiana 47006

(Name and address of agent for service)

(812) 934-7500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following registration statements filed by Hillenbrand, Inc., an Indiana corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on Form S-8 (each, as amended, a “Registration Statement” and, collectively, the “Registration Statements”):

•

Registration Statement on Form S-8 (File No. 333-149893), filed with the Commission on March 25, 2008, relating to the registration of the securities described in such Registration Statement for issuance under the Hillenbrand, Inc. Stock Incentive Plan; the Hillenbrand, Inc. Board of Directors’ Deferred Compensation Plan and the Hillenbrand, Inc. Executive Deferred Compensation Program;

•

Registration Statement on Form S-8 (File No. 333-167508), filed with the Commission on June 15, 2010, relating to the registration of the securities described in such Registration Statement for issuance under the Hillenbrand, Inc. Stock Incentive Plan (As of February 24, 2010);

•

Registration Statement on Form S-8 (File No. 333-194367), filed with the Commission on March 6, 2014, relating to the registration of the securities described in such Registration Statement for issuance under the Hillenbrand, Inc. Stock Incentive Plan; and

•

Registration Statement on Form S-8 (File No. 333-252998), filed with the Commission on February 11, 2021, relating to the registration of the securities described in such Registration Statement for issuance under the Amended and Restated Hillenbrand, Inc. Stock Incentive Plan.

On February 10, 2026, pursuant to the to the Agreement and Plan of Merger, dated as of October 14, 2025 (the “Merger Agreement”), among the Company, LSF12 Helix Parent, LLC, a Delaware limited liability company (“Parent”), and LSF12 Helix Merger Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Company in each Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities that remain unsold under each Registration Statement as of the date hereof.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s current report on Form 8-K filed with the Commission on October 16, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Batesville, State of Indiana, on February 10, 2026.

HILLENBRAND, INC.

By:	/s/ Nicholas Farrell
Nicholas Farrell Senior Vice President, General Counsel and Secretary